QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.50

        [CONFORMED COPY]

PURCHASE AGREEMENT
RELATING TO THE SHARES IN
PUBLIMUSIC B.V.

between

Talpa Management B.V.

as the Purchaser

and

SBS Radio B.V. and Strengholt B.V.

as the Sellers

and

SBS Broadcasting S.A.

as the Guarantor

CONTENTS

1 DEFINITIONS	5
2 SALE AND PURCHASE OF THE SHARES AND PAYMENT	7
3 COMPLETION; TRANSFER OF THE SHARES	8
4 REPRESENTATIONS AND WARRANTIES	8
5 SELLERS' LIABILITY FOR BREACHES	11
6 MITIGATION	11
7 INSURANCE	11
8 LOANS AND OTHER INTERCOMPANY OBLIGATIONS	12
9 ADVERTISING	12
10 BROADCASTING LICENCE	12
11 GUARANTEE	14
12 NON-COMPETITION AND CONFIDENTIALITY	14
13 PURCHASER'S WARRANTIES	15
14 MISCELLANEOUS	•

LIST OF SCHEDULES

Schedule 1	Representations and Warranties
Schedule 2	Completion Agenda
Schedule 3	Draft notarial deed of transfer of the Shares
Schedule 4	Letter from SBS Broadcasting B.V. to the Purchaser of this date regarding the provision of advertising time to Publimusic B.V.
Schedule 5	Employees of the Company
Schedule 6	Disclosure Letter
Schedule 7	Data Room Index
Schedule 8	List of registered intellectual property rights

The undersigned:

1.
Talpa Management B.V., a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, and with its registered office at Burg. A. Colijnweg 2, 1182 AL, Amstelveen, the Netherlands, (the "Purchaser"), validly represented by A. Swart;

and

2.
SBS Radio B.V., a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands and with its registered office at Quintet Office Park, Rietlandpark 333, 1019 DW Amsterdam, the Netherlands, validly represented by E.T. Moe; and

3.
Strengholt B.V., a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, and with its registered office at Flevolaan 41, 1411 KC, Naarden, the Netherlands; validly represented by M.P. Nanning;

        (Each a "Seller" and together the "Sellers");

The parties under 1, 2 and 3 together referred to as the "Parties" (and in the singular as "Party")

and

4.
SBS Broadcasting S.A., a public company with limited liability, incorporated under the laws of Luxembourg, with statutory seat at Luxembourg (the "Guarantor") validly represented by E.T. Moe;

WHEREAS:

A.
the Sellers own all of the issued and outstanding share capital of Publimusic B.V., a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) , incorporated under the laws of the Netherlands, and with its registered office at Flevolaan 41, 1411 KC, Naarden, the Netherlands (the "Company"), consisting of 70 (seventy) shares (the "Shares"), of which 36 shares are owned by SBS Radio B.V. and 34 shares by Strengholt B.V.;

B.
The Sellers wish to sell and the Purchaser wishes to purchase all the issued share capital of the Company free of any encumbrance on the terms set out in this Agreement.

HAVE AGREED AS FOLLOWS:

1    DEFINITIONS

1.1
In this Agreement including all Schedules thereto, the following terms have the meaning set forth hereafter, unless this Agreement bears to the contrary:
"Advertising Time"	advertising time on SBS 6, Net 5 and V8;
"Agreement"	this agreement of sale and purchase of the Shares, including all Schedules thereto;
"Annual Accounts"
the audited annual accounts of the Company dated 13 February 2002 (consisting of a profit and loss account, balance sheet and explanatory notes thereto) and the audit report of 11 June 2002, all for the financial year ending on 31 December 2001, determined in accordance with Dutch GAAP;
"Breach"
both (i) any breach of a Warranty or Representation given by the Sellers as included in the Representations and Warranties, and (ii) any non-fulfilment of any (other) obligation arising from this Agreement;
"Business Day"	a day (other than a Saturday and Sunday) when banks in Amsterdam are open for the transaction of normal business;
"Civil Law Notary"	civil-law notary Paul Quist, holding office at Strawinskylaan 2001 at the offices of Stibbe in Amsterdam;
"Company"	Publimusic B.V.;
"Completion
the completion of the sale and delivery of the Shares to the Purchaser by means of execution of the Deed of Transfer, as well as the effectuation of all other actions envisaged to be undertaken pursuant to this Agreement at that time;
"Completion Agenda"	the overview of all legal acts that are to performed on the Completion Date. This overview is attached to this Agreement as Schedule 2;
"Completion Date"	the date on which the Agreement is signed, and on which the Deed of Transfer will be executed;
"Current Broadcasting Licence"	the current FM broadcasting licence of the Company dated 25 August 1997 which has a Potential Coverage of fifty two (52) percent of the inhabitants of the Netherlands;
"Data Room Index"	index of the information provided by the Sellers within the scope of the Due Diligence Investigation. This index is attached to this Agreement as Schedule 7;
"Deed of Transfer"	the notarial deed of transfer of the Shares, a draft of which is attached to this Agreement as Schedule 3;
"Disclosure Letter"
the letter from the Sellers to the Purchaser attached to this Agreement as Schedule 6, dated the date hereof and to be confirmed on the Completion Date, which contains deviations from the Representations and Warranties made by the Sellers;

"Distribution"
the long term distribution of the radio licences by the Dutch Government, which is currently studied by the Dutch Government and is expected to replace the present radio licences that have been granted until 1 September 2002, and which is expected to be extended by the Dutch government on the basis of the judgement of the court (voorzieningenrechter) of Rotterdam of 11 October 2002;
"Due Diligence Investigation	the investigation executed on the instruction of the Purchaser into the Company;
"Dutch GAAP"	Generally accepted accounting principles in the Netherlands;
"Encumbrance"
Any and all rights of pledge (pand), mortgage (hypotheek), usufruct (vruchtgebruik), attachments (beslagen), obligations in the sense of section 252 of Book 6 BW (Dutch Civil Code) (kwalitatieve verplichtingen) or any other encumbrances (bezwarende rechten met enigerlei absolute werking);
"Expected Expiring Date"	the expected expiring date of the New Broadcasting License which is determined by the Parties in joint consultation to be 1 September 2010;
"Guarantor"	SBS Broadcasting S.A. referred to under 4 of the preamble of this Agreement;
"Loss" or "Losses"	damages (vermogensschade) within the meaning of article 6:96 of the Dutch Civil Code, which may be incurred or sustained by the Purchaser resulting from or relating to any Breach;
"New Broadcasting Licence"	a new FM broadcasting licence that the Company obtains as a result of the Distribution;
"Ordinary Course of Business"	the ordinary course of the day-to-day operations of the Company and, in any event, without regard to the transactions contemplated by this Agreement;
"Parties"	the parties referred to in the preamble of this Agreement;
"Penalty"	the penalty defined in 10.1 (i) and 10.1 (ii);
"Potential Coverage"
a term generally applied in the Dutch radio branch (potentieel bereik) which stands for the minimum coverage that the owner of a Dutch broadcasting licence can achieve according to its licence, as opposed to the actual coverage which depends on factual circumstances;
"Purchase Price"	the purchase price referred to in clause 2.3 of this Agreement;
"Purchaser"	Talpa Management B.V., referred to under 1 of the preamble of this Agreement;
"Representations and Warranties"	the representations and warranties attached to this Agreement as Schedule 1;
"Schedule"	a schedule to this Agreement;
"Sellers"	SBS Radio B.V. and Strengholt B.V. together, referred to under 2 and 3 of the preamble of this Agreement;

"Shares"	all issued and outstanding shares of the Company referred to under A in the preamble of this Agreement;
"Subsidiaries"	subsidiaries within the meaning of article 2:24a of the Dutch Civil Code
"Taxation" or "Tax"
all forms of taxation, duties, levies, imposts and social security charges, including, without limitation, corporate income tax, wage withholding tax, national social security contributions and employee social security contributions, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, (municipal) real estate taxes, real estate transfer tax, other municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction, including VAT, together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;
"Third Party"	a third party not being a group company of the Parties in the meaning of 2:24b of the Dutch Civil Code;
"Third Party Claim"	a claim by a Third Party covered by the Representations and Warranties;
"Transfer"	the transfer of the Company by means of the Deed of Transfer.
1.2
In this Agreement, unless otherwise specified,

•
references to this Agreement are also to the Schedules and Annexes to this Agreement;

•
references to statutory provisions are to statutory provisions which are in force at the Completion Date;

•
headings to clauses are for convenience only and do not affect the interpretation of this Agreement.

2    SALE AND PURCHASE OF THE SHARES AND PAYMENT

2.1
Each of the Sellers hereby sells all its shares in the Company to the Purchaser, who hereby purchases all the shares from each of the Sellers, on the terms of and subject to the conditions set forth in this Agreement, taking into consideration the Representations and Warranties.

2.2
Subject to Completion, the Purchaser shall be entitled to exercise all rights attached or accruing to the Shares (including without limitation the right to receive dividends, distributions or return of capital) as of the Completion Date. Benefit and risk with regard to the Shares shall pass to the Purchaser as per Completion Date.

2.3
The Purchase Price for the Shares shall be twenty million four hundred and twenty thousand one hundred and ten Euros (EUR 20,420,110).

2.4
An amount equal to the Purchase Price shall be paid by the Purchaser on the Completion Date by means of a telephonic transfer by the Purchaser to the bank account number 41.18.32.352 with ABN Amro Bank N.V. in the name of Stibbe Derdengelden Notariaat. The Notary will hold this amount for the benefit of the Purchaser until the execution of the Deed of Transfer. Upon the execution of the Deed of Transfer the Notary will hold this amount for the benefit of the Sellers.

  The Purchase Price will be paid to the Sellers immediately upon the execution of the Deed of Transfer by means of a telephonic transfer as follows:

  a)
  to Strengholt B.V. an amount of Euro 10,210,055 to the bank account number 22. 64.03.505 with Van Lanschot Bankiers in the name of Strengholt B.V.; and

  b)
  to SBS Radio B.V. an amount of Euro 10,210,055 to the bank account number 68.41.15.468 with ING Bank in the name of SBS Radio B.V.

3    COMPLETION; TRANSFER OF THE SHARES

3.1
Completion will take place at the Completion Date at the office of Paul Quist, civil-law notary in Amsterdam.

3.2
On the Completion Date each of the Sellers shall transfer title to and ownership of (de eigendom van) its shares to the Purchaser by means of the Deed of Transfer. The transfer of the Shares will be effected by signing the Deed of Transfer in the presence of Paul Quist or one of his associates, holding office at Strawinskylaan 2001 at the offices of Stibbe in Amsterdam. The Company shall acknowledge the Transfer by co-signing the Deed of Transfer. The Sellers declare to be aware of the fact that Pual Quist is one of the partners of Stibbe in Amsterdam, which acts as the external legal adviser of the Purchaser. With reference to the provisions of sections 19, 20, 21 and 22 of the Code of Conduct (Verordening Beroeps- en Gedragsregels) as determined by the general meeting of the Dutch Royal Notarial Regulatory Body (Koninklijke Notariële Beroepsorganisatie), the Sellers explicitly declare to consent to the Civil Law Notary's execution of the Deed of Transfer.

3.3
By signing this Agreement, and conditional only to the execution of the Deed of Transfer, Strengholt B.V. as managing director (statutair bestuurder) of the Company resigns as per the moment of transfer of the Shares, granting the Company full quittance of any and all obligations vis-à-vis Strengholt B.V. in that capacity.

  Conditional only to the execution of the Deed of Transfer, the Sellers undertake to deliver to the Purchaser within seven (7) days after the Completion Date, copies of signed letters from each person who is a member of the supervisory board of the Company prior to the signing of this Agreement, in which each of them confirms his/her resignation as per the Completion Date granting the Company full quittance of any and all obligations vis-à-vis such member of the supervisory board, failing which the Sellers shall hold the Purchaser and the Company harmless for any and all liabilities of the Purchaser and the Company in this respect.

3.4
After the Transfer the shareholders' register of the Company, in which the Transfer shall be validly registered, shall be delivered to the Purchaser.

3.5
All legal acts to be effectuated by the Parties on the Completion Date are set forth in the Completion Agenda attached to this Agreement as Schedule 2.

4    REPRESENTATIONS AND WARRANTIES

4.1
The Purchaser acknowledges and agrees that:

a)
it has performed a business, legal, financial and tax due diligence investigation into the affairs of the Company it being understood that (i) the Purchaser's Due Diligence Investigation has consisted of a "prima facie" reading of the documents of the Data Room Index on an individual basis and that the Purchaser is not supposed to combine the contents of such documents, and (ii) the documents of the Data Room Index can not be held against the Purchaser in the event that the subject matter thereof is specifically covered by a Representation or Warranty.

  b)
  at the time of entering into this Agreement it is not aware of any matter or thing which is inconsistent with any of the Representations and Warranties and/or constitutes a breach of any of them or which is likely to give rise to such inconsistency or breach in the future;

  c)
  the Representations and Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Sellers on which the Purchaser may rely in entering into this Agreement;

  d)
  no other statement, promise or forecast made by or on behalf of the Sellers may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this Agreement.

4.2
Each of the Sellers hereby severally represents and warrants to the Purchaser, subject to such exceptions as are disclosed in the Disclosure Letter in Schedule 6 that each of the Representations and Warranties as set forth in Schedule 1 is at the date hereof and on the Completion Date true and accurate in all material respects.

4.3
Each of the Sellers hereby severally covenants and agrees with the Purchaser and the Company that, subject to the provisions of this clause 4.3, each of them shall compensate the Purchaser against any and all Losses which the Purchaser or the Company may incur or sustain directly resulting from a misrepresentation or Breach, provided that:

a)
the aggregate liability of the Sellers shall not exceed twenty five (25) per cent of the Purchase Price. However, the liability of the Sellers resulting from a breach of Warranty 4.13 of Schedule 1, (i) is not included in the aforesaid cap of twenty five (25) per cent, and (ii) shall not exceed hundred (100) per cent of the Purchase Price; and

b)
any individual claim from the Purchaser for any Loss resulting from or relating to the breach of an individual Representation or Warranty exceeds the amount of EUR 10,000; and

c)
the Loss or Losses (as the case may be) in aggregate shall exceed an amount of EUR 300.000, in which event the Seller's liability shall arise for the excess amount only; and

d)
each of the Sellers shall only be liable for fifty per cent of any Loss.

4.4
No claim shall be brought against the Sellers in respect of any breach of a Representation or Warranty, unless the Sellers have each received written notice of such claim:

a)
on or before the date which is six years after Completion, or such later date being six months after the expiry of the periods allowed by law for the assessment of the liability of the Company for matters in respect of the Representations and Warranties relating to Taxation as set out in chapter 4 "Taxation" of Schedule 1 of this Agreement;

b)
on or before 31 May 2004 with respect to Representations and Warranties relating to all other matters.

  The liability of the Sellers in respect of any breach of a Representation or Warranty shall in any event terminate if a settlement has been reached in respect of such breach or if proceedings in respect of such breach have not been commenced within six (6) months of service of notice of that breach to the Sellers.

4.5
If the Purchaser is aware of a fact, circumstance or event which may lead to or which has led to a breach under the Representation and Warranties, the Purchaser shall inform the Sellers thereof in writing as soon as possible, however not later than within six (6) weeks of becoming aware of such fact, circumstance or event, specifying in reasonable detail the facts or matters which give rise to the breach or claim, the nature of the breach or claim and the amount or the best estimate of the amount claimed in respect thereof.

4.6
The Sellers shall not be liable in respect of a breach under the Representations and Warranties if and to the extent that it relates to any liability or obligation on the part of the Company:

a)
for which a specific provision is made in the Annual Accounts;

b)
which would not have arisen but for a change in any legislation or a change in the interpretation of legislation on the basis of case law after Completion (whether relating to Taxation, rates of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by a Taxation authority, in either case occurring after Completion, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

c)
which would not have arisen but for a change after Completion in the accounting principles; or

d)
of which the Purchaser was aware at the date of this Agreement; or

e)
occasioned by any act or omission of the Purchaser or the Company after Completion, which would qualify as an act or omission that a reasonably diligent Purchaser or Company would not have performed respectively omitted; or

f)
in the case of a Taxation liability, if any profits or amount to which the Taxation is attributable were actually earned or received by or actually accrued to the Company but were not reflected in the Annual Accounts; or

g)
which arises or is increased as a result of the failure or omission of the Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion, the making, giving or doing of which was taken into account and in line with generally accepted standards in computing the provisions for Taxation in the Annual Accounts; or

h)
resulting from an acknowledgement of the Company or the Purchaser of the liability or a settlement with respect to a liability or threatened liability without the Sellers' prior written consent; or

i)
which would not have arisen but for a cessation, or any change in the nature or conduct, of any trade carried on by the Company at Completion, being a cessation or change occurring after Completion.

4.7
If a Third Party Claim is made against the Purchaser or the Company, they shall inform the Sellers thereof as soon as reasonably possible. The Sellers shall have the right to compromise or defend, at their own expense and by their own counsel, any such Third Party Claim. The opportunity to compromise or defend, shall be a condition precedent to any liability of the Sellers under the provisions of this clause. If the Sellers shall undertake to compromise or defend any such Third Party Claim, they shall promptly notify the Purchaser in writing of their intentions to do so. In that event the provisions of clause 4.8 shall apply. In the event the Sellers do not wish to compromise or defend any such Third Party Claim, the Purchaser shall conduct the proceedings and negotiations in respect of such Third Party Claim, and the Purchaser shall keep the Sellers informed of the course of such negotiations and/or proceedings. The Purchaser will be free to settle such Third Party Claims amicably, however, only with the prior written consent of at least one of the Sellers, which consent shall not be withheld unreasonably.

4.8
In the event the Sellers do wish to compromise or defend any such Third Party Claim, the Sellers shall be entitled at their own expense to take such action as they shall reasonably deem necessary in the name of and on behalf of the Purchaser or the Company and to have the conduct of any related proceedings, negotiations or appeals. The Purchaser and the Company shall cooperate with the Sellers or their counsel in the defence against any such Third Party Claim and in any compromise thereof. Such cooperation shall include, but not be limited to, furnishing the Sellers with any books, records or information reasonably requested by them. After the Sellers have notified the Purchaser of their intention to undertake to compromise or defend any such Third Party Claim, the Sellers shall not be liable for any additional legal expenses incurred by the Purchaser. If the Sellers desire to settle any such Third Party Claim and the Purchaser refuses to consent to such compromise, then Sellers' liability shall be limited to the amount so offered in compromise.

4.9
If the Sellers or the Purchaser (as the case may be) pays an amount in discharge of any claim under this Agreement and the Purchaser or the Sellers (as the case may be) subsequently recovers from a third party a sum which is referable to the subject matter of the claim and would not have otherwise been received by the Purchaser or the Sellers (as the case may be), the Purchaser or the Sellers (as the case may be) shall pay to the Sellers or the Purchaser (as the case may be) any amount that constitutes on balance the surplus of the claim under this Agreement, less any reasonable costs and expenses incurred in obtaining such recovery. It being understood that each Seller shall be entitled to receive fifty per cent of any amount to be paid to them by the Purchaser and each Seller shall only be liable for fifty per cent of any amount to be paid by them to the Purchaser.

        For the purposes of this clause the Purchaser shall include the Company.

5    SELLERS' LIABILITY FOR BREACHES

5.1
Each Seller shall only be liable for fifty per cent of the direct damages (excluding consequential damages) and reasonable costs of the Purchaser and of the Company directly resulting from a Breach.

5.2
The Losses also include:

a)
the reasonable costs incurred by the Purchaser in order to prevent, limit or assess the Losses;

b)
the reasonable costs incurred by the Purchaser in order to obtain compensation for the Losses, including reasonable external legal and other advisers' fees and its reasonable costs of litigation;

6    MITIGATION

  Nothing in this Agreement shall be deemed to relieve the Purchaser from any civil law duty to mitigate any loss or damage incurred by it as a result of any breach of the Representations and Warranties. In the case of a breach under the Representations and Warranties relating to Taxation, the Purchaser shall be obliged to utilise all recourses to mitigate any Tax liability.

7    INSURANCE

  Without prejudice to the Purchaser's duty to mitigate any damages in respect of any breach of the Representations and Warranties, if in respect of any matter which would otherwise give rise to a breach of the Representations and Warranties the Company is entitled to claim under any policy of insurance (or would have been so entitled had it maintained in force its insurance cover current at Completion), the amount of insurance monies to which the Company is or would have been entitled shall reduce pro tanto or extinguish the claim for breach of the Warranties.

8    LOANS AND OTHER INTERCOMPANY OBLIGATIONS

8.1
The Sellers shall procure that on or before Completion all indebtedness due from the Company to each of the Sellers and vice versa is satisfied in full.

8.2
The share premium payment of EUR 1,431,000 effected by the Company to the Sellers on 28 June 2002 will remain in place. Such payment has been set-off against the loans (including accrued interest thereon) granted by the Company to the Sellers for the same amount.

9    ADVERTISING

9.1
Pursuant to an agreement dated 15 July 1999 between the Company and SBS Radio Division, a division of SBS Broadcasting S.A., a limited liability company under the laws of Luxembourg, the Company is at the Completion Date entitled to Advertising Time having an aggregate gross value of USD 901,465 per 15 October 2002.

9.2
Furthermore, SBS Radio B.V. will procure that the Company will be entitled vis-à-vis SBS Broadcasting S.A. to another EUR 1,815,000 Advertising Time, to be used before 31 December 2004.

9.3
A letter from SBS Broadcasting B.V. to the Purchaser setting forth the terms and conditions with respect to providing the Advertising Time referred to in this clause 9 is attached as Schedule 4.

10    BROADCASTING LICENCE

10.1
In the event that on any date before 1 September 2010 the Distribution has taken place and the Company has not been awarded a New Broadcasting Licence, the Sellers will irrevocably forfeit at the written request of the Purchaser the Penalty, unless the Sellers will, conditional to the Purchaser requesting the Penalty, choose to exercise the call option as described in 10.2 (iii). It being understood that the Penalty shall only be due if the Purchaser has used its utmost endeavours to fulfil any and all formalities and/or requirements and otherwise have done everything that could reasonably have been expected from the Purchaser for the Company to obtain a New Broadcasting Licence prior to 1 September 2010. The preceding sentence does not pertain to the purchase price of such New Broadcasting License; the purchase price it wishes to pay therefor being fully at the discretion of the Purchaser, it being understood that the purchase price reflects the Purchaser's serious intention to obtain a New Broadcasting License.

10.2
Within a period of four weeks after the abovementioned request of the Purchaser, the Sellers shall at their discretion choose one of the following three alternatives, which choice will subsequently be effected within four weeks:

(i)
payment of EUR 6,352,923 in cash to the Purchaser, or

(ii)
payment of (a) EUR 4,537,802 in cash to the Purchaser and (b) EUR 1,815,120 in the form of Advertising Time to the Purchaser, or third parties appointed by the Purchaser. The latter amount will be calculated on the basis of the net rate paid at that moment by SBS' largest advertisers, i.e. those who receive the most attractive rate. The manner in which the Advertising Time will actually be used will be agreed upon between the Parties if and when the Penalty would become due.

(iii)
non payment of the Penalty, but instead repurchase of the Shares by the Sellers from the Purchaser for a purchase price of EUR 12,705,846.

  It being understood that each Seller shall only be liable for fifty per cent of the amounts set out in this clause 10.2.

  The Penalty will be reduced with an amount of EUR 453,780, for every full year that will have lapsed since 1 September, 2003 until the date on which the Penalty is due.

  In the event of the repurchase as mentioned in 10.1 (iii) the value of the assets of the Company will, at the date of the subsequent retransfer of the Shares, be at least equal to the value of its liabilities. It being understood that the valuation of the assets and liabilities of the Company will be based on Dutch GAAP. The Purchaser will in the event of a repurchase give the same representations and warranties to the Sellers as the Representations and Warranties set out in Schedule 1.

10.3
In the event that on any date before 1 September 2010 the Distribution has taken place and as a result thereof the Company does own a New Broadcasting Licence, but that New Broadcasting Licence (i) deviates (either positively or negatively) from the Current Broadcasting Licence with respect to the Potential Coverage, and/or (ii) deviates (either positively or negatively) with respect to the Expected Expiring Date, the Sellers will immediately and irrevocably forfeit at the written request of the Purchaser, subject to the Purchaser providing the Sellers with substantiating documents:

a)
per full per cent that the Potential Coverage of the New Broadcasting Licence amounts to less than 52%, an amount of EUR 122,171, and cumulatively

b)
per full year that the New Broadcasting Licence will expire earlier than the date of 1 September 2010, an amount of EUR 794,115;

        it being understood that the cumulative amounts of a) and b) will be decreased as follows:

  c)
  per full per cent that the Potential Coverage of the New Broadcasting Licence amounts to more than 52%, with an amount of EUR 122,171;

  d)
  per full year that the New Broadcasting Licence will expire after the date of 1 September 2010, with an amount of EUR 794,115.

  The maximum amount to be paid by the Sellers to the Purchaser pursuant to this clause 10.3 shall be EUR 6,352,920, it being understood that each Seller shall only be liable for fifty per cent of such maximum amount. In the event that the Purchaser claims the maximum amount, the Sellers may instead choose to exercise the call option as described in 10.1 (iii) hereof.

  As a result of this clause 10.3 the Sellers will never be entitled to any payment to them by the Purchaser.

10.4
This clause 10 terminates if and as per the moment the Purchaser will have transferred fifty (50) per cent or more of the Shares to a Third Party. This clause 10 will also terminate in the event the Company does not obtain a New Broadcasting Licence, but John de Mol does obtain an FM broadcasting license with a Potential Coverage of more than forty five (45) per cent in one of the following manners: (i) either directly or indirectly, individually or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, shareholder, director, employee, consultant or assistant; (ii) or directly or indirectly owns more than ten (10) per cent financial interest in a company that owns directly or indirectly an FM broadcasting license with a Potential Coverage of more than forty five (45) per cent. The foregoing also includes (i) any such action by John de Mol's spouse, children, parents or any trust or firm whose affairs or actions he controls, or (ii) an option to acquire any of the interests referred to in the preceding sentence.

10.5
For the avoidance of doubt the Purchase Price reflects the risks and uncertainties in the Dutch radio regulatory and litigation environment, including any developments in respect of possible auctions of radio licenses and any court or legislative actions or decisions that may adversely affect the Company or its Current Broadcasting License, and the Purchaser bears all risks associated therewith, except as expressly provided in this clause 10.

11    GUARANTEE

11.1
SBS Broadcasting S.A. undertakes that if SBS Radio B.V. is in default with regard to its obligation to pay its fifty per cent of the Penalty to the Purchaser as set out under clause 10 of this Agreement, it will promptly, after being given not less than five (5) Business Days' notice of such failure, discharge or perform or procure the discharge or performance of the relevant amount to the Purchaser.

11.2
This clause constitutes primary obligations of the Guarantor (and not merely on collection, borgtocht). The Guarantor waives and agrees not to exercise any and all rights, privileges and exceptions granted to sureties and/or guarantors, which might otherwise be deemed applicable under Netherlands law, more particularly the rights, privileges and exceptions referred to in Article 6:139 of the Dutch Civil Code and Book 7 Chapter 14 thereof.

12    NON-COMPETITION AND CONFIDENTIALITY

12.1
Each of the Sellers covenants and agrees that it shall not for a period of three years after the Completion Date in the Netherlands or from abroad but directed to the Netherlands, either directly or indirectly:

a)
conduct an enterprise, in whatever form, equal or comparable to that of the Company at the Completion Date;

b)
have a financial interest in such an enterprise, in whatever form, or have a share or other interests in it, whether potential or not, with the exception of shares in a company listed on the stock exchange not exceeding a percentage of five;

c)
aid or assist such an enterprise in whatever form, with or without compensation;

d)
engage or procure third parties to engage in any form of commercial or other activities, equal or comparable to those of the Company at the Completion Date;

  it being understood that providing the services of tunes, jingles, commercials, promotions, sale of advertising time or similar activities is not for this purpose considered to be equal or comparable to the enterprise of the Company.

12.2
Each of the Sellers warrants and represents that its Subsidiaries will also refrain from any of the activities mentioned in clause 12.1 for three years.

12.3
Without prejudice to clause 12.1, each of the Sellers covenants and agrees that within a period of three years after the Completion Date it shall not solicit any of the employees working for the Company at the Completion Date or any persons who have been such employees at any moment during the period of two years prior to the Completion Date either to enter directly or indirectly into the employment of it or its Subsidiaries or to render services to it or its Subsidiaries in a direct or indirect manner, without the prior written consent of the Purchaser. Each of the Sellers warrants and represents that its Subsidiaries will also refrain from the aforesaid activities.

12.4
None of the Parties shall, without the prior written consent of the other Parties, inform any person about the contents of this Agreement or any of the transactions effectuated pursuant to this Agreement unless it is required to do so by law or by any applicable stock exchange regulation. All publicity with respect to this Agreement, internally as well as externally, shall be agreed upon between the Parties, with respect to the contents as well as with regard to the form and the time of the publication.

13    PURCHASER'S WARRANTIES

13.1
The Purchaser represents and warrants that:

a)
it is properly incorporated and existing as a limited liability company organised under the laws of the Netherlands and has the power and authority to enter into and perform its obligations under this Agreement and that is has taken all necessary corporate action to authorise the execution and performance of all its obligations under this Agreement;

b)
the execution by it of this Agreement, and the Completion by it of the transactions contemplated in this Agreement will not breach any agreement binding upon it.

13.2
The Purchaser will pay to each of the Sellers all damages, liabilities, and costs of the Sellers incurred as a result of a breach of any of the abovementioned representation and warranties.

14    MISCELLANEOUS

14.1
This Agreement contains the entire Agreement among the Parties with respect to the purchase and sale of the Shares and this Agreement supersedes all earlier agreements, either verbally or in writing, between the Parties.

14.2
The Schedules to this Agreement form an integral part of this Agreement. Any references to this Agreement include a reference to the aforesaid Schedules and vice versa.

14.3
This Agreement can only be amended by a written agreement of the Parties.

14.4
At the request of either Party(ies), the other Party(ies) shall sign all documents and execute all other instruments and undertake and perform all acts necessary for the fulfilment of their obligations arising from this Agreement.

14.5
If any provision of this Agreement should be invalid or in any other way non-binding, such invalidity or non-binding status shall in no way affect the validity of the other provisions of this Agreement. In such event the Parties shall after mutual consultation as well as in the spirit of this Agreement amend such provision in so far as it is necessary by replacing the provision that is invalid or non-binding by a provision which resembles the invalid or non-binding provision as closely as possible and which is valid and binding.

14.6
The Purchaser will provide or ensure that the Sellers and their advisers are provided with all information in their possession or under their control that the Sellers may from time to time reasonably require concerning the business and affairs of the Company and will give or ensure that the Sellers and their advisers are given reasonable access (including the right to take copies) to all records and assist the Sellers as they may reasonably request with the preparation of any Tax return or related document relating to any period prior to Completion. Any information or documents thus provided to the Sellers shall be treated as confidential.

14.7
No Party may assign any of its rights or transfer any of the obligations under this Agreement without the prior written consent of the other Parties.

14.8
Any notice required to be delivered to the Parties pursuant to this Agreement shall be in writing and sent by regular mail, by telefax or telegram to the addresses set forth below:

To the Purchaser:
Name	:	Talpa Management B.V.
Address	:	's-Gravelandseweg 71 1217 EJ Hilversum The Netherlands
For the attention of	:	Mr. F.J. Botman
Telefax	:	+31 35 672 20 171
To the Sellers:
Name	:	SBS Radio B.V.
Address	:	Rietlandpark 333 1019 DW Amsterdam The Netherlands
For the attention of	:	Mr. A. Kreuzen
Telefax	:	+31 20 800 74 80
with a copy to	:	Mr E. Moe
Telefax	:	+31 20 519 19 96
Name	:	Strengholt B.V.
Address	:	Flevolaan 41 1411 KC Naarden The Netherlands
For the attention of	:	Mr. M.P. Nanning
Telefax	:	+31 35 695 81 50

  or to such other address or representative as a Party may notify the other Parties of in the manner set forth above. Of every notice a copy shall be sent at the same time to the fax number of the other Party. A statement which does not comply with this clause shall have no effect. This clause shall also apply to notices given in connection with agreements which are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

14.9
Each Party bears its own costs with regard to the sale and purchase of the shares and the execution of this Agreement. The Purchaser shall bear the costs of the civil-law notary's execution of the Deed of Transfer.

14.10
The Parties explicitly waive all their rights to rescind (ontbinden) or to cancel (vernietigen) this Agreement after the Completion Date.

14.11
No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder, in the event of a Breach by any Party, shall operate as a general waiver of that right under this Agreement.

14.12
This Agreement and the rights and obligations arising from it shall be governed by and construed in accordance with the laws of the Netherlands.

14.13
All disputes arising out of or in connection with this Agreement and/or any agreement arising out of the same, shall be—unless any imperative rule of law dictates otherwise—settled with the exclusion of all other judicial authorities by the District Court in Amsterdam, without prejudice to the right of appeal and that of appeal to the Supreme Court.

THUS AGREED AND SIGNED IN FOUR ORIGINAL COPIES

in Amsterdam on 22 October 2002

Talpa Management B.V.
/s/ A. SWART
by:	A. Swart
SBS Radio B.V.		Strengholt B.V
	/s/ ERIK T. MOE		/s/ MARK P. NANNING
by:	E.T. Moe	by:	M.P. Nanning
SBS Broadcasting S.A.
/s/ ERIK T. MOE
by:	E.T. Moe

Schedule 8/Annex 2

80's Flashback	logo	Publimusic BV	We need to re-apply
80's Flashback	word	Publimusic BV	Refused, objection denied as well
Eighties Flashback	word	Publimusic BV	Refused, objection denied as well
Hitflits	logo	Publimusic BV	We need to re-apply
Noordzee FM	word	Publimusic BV	Registered
Noordzee FM	logo	Publimusic BV	We need to re-apply
Noordzee FM Hitflits	word	Publimusic BV	Registered
Radio Noordzee Nationaal	word	Publimusic BV	Renewed
The Morning Call	word	Publimusic BV	Registered
RNN	word	Naerdinck Beheer BV	Registered
Radio Noordzee	word	Naerdinck Beheer BV	Registered

RNN and Radio Noordzee will be transferred to Publimusic B.V.

SCHEDULE 7

Data Room Index

1	Contracts
1.1	Contract proof numbering with Music & Images, dated December 24, 2001
1.2	Contract service-agreement with Music & Images, dated November 1, 1999
1.3	Agreement regarding the Continuous Listening Research 2001–2003 with Intomart + invoices, dated December 1, 2001, March 1, 2002 and May 3, 2002
1.4	Software Maintenance agreement with AICA bv, dated April 5, 2000
1.5	Satellite connection agreement with Xantic, dated February 6, 1998
1.6	Contract with BBC De Media and Reclame Bank BV, dated May 12, 1999
1.7	Contract with ANP regarding news service, dated July 1, 2002
1.8	Contract with ANP regarding distribution press releases, dated January 29, 2001
1.9	Contract with Nedstat, dated June 15, 2002
1.10	Contract with the Commissariaat voor de Media, dated August 1, 2002
1.11	Contract with BUMA, dated November 7, 1996
1.12	Contract with SENA, dated December 24, 1998
1.13	Contract with Aircheck, dated November 12, 2001
1.14	Contract with Broadcast Newco Two regarding transmission park new, dated June 27, 2002
1.15	Contracts with Broadcast Newco Two regarding transmission park old, dated September 29, 1997 and September 15, 2000
1.16	Service agreement with Strengholt B.V., dated January 1, 2000
1.17	Contract with Body & Mind, dated March 3, 2002
1.18	Incorporation Deed Stichting PRE, dated January 7, 2000
2	Personnel
2.1	Employment agreements
2.1.1	Employment agreement with Mr. C. Banks, dated March 1, 2001
2.1.2	Employment agreement with Mr. J.J. Bremmert, dated October 3, 2001
2.1.3	Employment agreement with Mrs. D. Claassens, dated October 17, 2001
2.1.4	Employment agreement with Mr. M.M.M.T.J. van Ekeren, dated May 5, 1998
2.1.5	Employment agreement with Mr. R. Ester, dated October 2, 2000
2.1.6	Employment agreement with Mr. T.E. de Geus (undated) Letter confirmation, dated August 4, 1999
2.1.7	Employment agreement with Mr. M.R. Haak, dated August 1, 1994 with Strengholt B.V. + change of function, dated January 1, 1997 + change of operational subsidiary, dated January 1, 1998

2.1.8	Employment agreement with Mr. M. de Haan, September 25, 2001
2.1.9	Employment agreement with Mr. T.D. Jacobs, dated May 8, 2000
2.1.10	Employment agreement with Mr. R.C. Jansen, dated September 26, 2001
2.1.11	Employment agreement with Mr. A.G.A. Josiassen, dated November 14, 2000
2.1.12	Employment agreement with Mrs. E. Kombrink, dated June 18, 2001
2.1.13	Employment agreement with Mr. E.J.F. van Loon, dated April 20, 2000
2.1.14	Employment agreement with Mrs. V.M.B.M. Lups, dated October 18, 2001
2.1.15	Employment agreement with Mr. D.E.J. Mourillon, dated January 2, 2001
2.1.16	Employment agreement with Mr. J.T.A. Nikkels with Strengholt B.V. November 24, 1992
2.1.17	Employment agreement with Mrs. C. Rappoldt, dated June 15, 2001
2.1.18	Employment agreement with Mr. H.J. Reusken, dated December 5, 2000
2.1.19	Employment agreement with Mrs. M. Schaapherder, dated November 28, 2000 + letter reimbursement study costs
2.1.20	Employment agreement with Mrs. N. Schreurs, dated February 12, 2001
2.1.21	Employment agreement with Mr. A.L. van Sluis, dated July 31, 2001
2.1.22	Employment agreement with Mr. T. Smid, dated July 23, 2000
2.1.23	Employment agreement with Mr. D.J.P.L. Smulders, dated September 29, 1999 + letter reimbursement study costs
2.1.24	Employment agreement with Mr. P.J.A. Snijders, dated December 9, 1999
2.1.25	Employment agreement with Mr. J.O. de Vries, dated August 16, 2001
2.1.26	Employment agreement with Mr. R. de Vries, dated December 6, 1999
2.1.27	Employment agreement with Mr. M.M.P. Weber, dated September 25, 2000
2.1.28	Employment agreement with Mr. R.N. Zomer, undated Letter confirmation November 18, 1999
2.2	Free lance contracts
2.2.1	Partial agreement with Mrs. L.E.J. van Geert, dated October 18, 2001
2.2.2	Partial agreement with Mr. J.M. Kimmert, dated November 28, 2001
2.2.3	Partial agreement with Mr. W.J.E. van Putten, dated August 21, 2001
2.2.4	Partial agreement with Mrs. S. Simons, dated March 1, 2002 (agreement signed by P. Schouwenaars)
2.3	Rules Hofstede Oud-Bussum
2.4	Health Costs Insurance Agreement
2.5	Pension regulations
2.6	ARBO Unie services agreement

3	License agreements
3.1	Decision Commissariaat voor de Media, dated June 4, 2002
3.2	Extension license for commercial broadcast, dated May 15, 2002
3.3	License for commercial broadcast, dated August 25, 1997
3.4	License for commercial broadcast, dated January 20, 1994
4	Advertising contracts
4.1	Contract with Carat Nederland, dated April 2, 2002
4.2	Contract with Initiative Media Group BV, dated March 15, 2002
4.3	Contract with Mediacom, dated March 19, 2002
4.4.	Contract with Medialand, dated April 8, 2002
4.5	Contract with Media Center Inkoop, dated November 28, 2001
4.6	Contract with Stroom Media Communicatie B.V., dated March 20, 2002
4.7	Contract with Schreiner & Van Bokkel, dated February 5, 2002
4.8	Contract with Universal Media, dated January 17, 2002
4.9	Contract with Kobalt Media Services, undated
4.10	Contract with Mediapolis, undated
4.11	Contract with OMD Nederland, dated February 13, 2002
5	Miscellaneous documentation
5.1	Agreement with UPC Nederland B.V. regarding the distribution of the radio program Noordzee FM, dated February 13, 2002
5.2	Agreement with Essent Kabelcom B.V. relating to the distribution of the radio program Noordzee FM, dated December 31, 2001
5.3	Grant of self-employed declaration artist (4x)
5.4	Annex automation relating to a questionnaire in connection with the due diligence (Annex 1 of the report)
5.5	Barter-agreement with Wedel Software B.V., dated November 28, 2001
5.6	Barter-agreement with Avis Autoverhuur B.V., dated December 27, 2001
5.7	Barter-agreement with Sanoma Uitgevers B.V., dated April 16, 2002 and March 21, 2002
5.8	Barter-agreement with Octagon Cis, dated July 26, 2002
5.9	Barter-agreement with Onstage.nl, dated April 2, 2002
5.10	Barter-agreement with Newformation B.V., dated December 10, 2001
5.11	Barter-agreement with Top Sports Group, dated December 5, 2001
5.12	Barter-agreement with Trendsport World Holding B.V., dated July 10, 2002
5.13	Barter-agreement with SBS Broadcasting B.V.
5.14	Barter-agreement with BMG (re Volmnia), dated April 5, 2002

5.15	Barter-agreement with Reiskrant.nl, dated June 6, 2002
5.16	Barter-agreement with N.V. Holdingmaatschappij De Telegraaf, dated July 4, 2001
5.17	Confirmation barter-agreement with JD Communications, dated June 23, 2002
5.18	Barter-agreement with Europcar Autoverhuur, dated March 20, 2002
5.19	Barter-agreement with Snowdome Uithof, dated October 31, 2001
5.20	Barter-agreement with Filmfocus.nl, dated October 31, 2001
5.21	Barter-agreement with Flection, dated March 12, 2002
5.22	Barter-agreement with Ster Videotheken organisaties, dated February 4, 2002
5.23	Barter-agreement with Mobillion B.V., dated June 26, 2002
5.24	F. van Lanschot Bankiers: deed of signatory power for legal entities, dated October 26, 2001
5.25	Schedule employees RNFM per July 2002
5.26	Articles Publimusic B.V., dated April 20, 2000
5.27	Extract Chamber of Commerce of Publimusic B.V., dated July 26, 2002
5.28	Deed of transfer of shares Publimusic B.V. to SBS Radio B.V., dated June 12, 2002
5.29	Strengholt authorization register Noordzee FM
5.30	Deed of contribution Shares Publimusic B.V. into SBS Radio B.V., dated June 12, 2001
5.31	Shareholders register of Publimusic B.V.
5.32	Extract Chamber of Commerce of Strengholt B.V., dated November 23, 3001
5.33	Letter of Ministry of EZ, dated August 12, 2002 re. Zerobase decision/provisional arrangement, dated July 24, 2002
5.34
Minutes Management meetings, dated December 17, November 19, October 22, October 8, September 24, September 10, August 27, August 14, July 30, July 16, June 25, June 5, May 23, May 8, April 9, March 26, March 19, March 5, January 23, February 2, and February 14, 2001
5.35
Minutes Board of Directors meetings, dated February 13, February 20, February 27, March 6, March 13, March 20, April 4, April 17, May 15, May 29, July 3, July 31, October 16, October 30, November 13, and December 13, 2001
5.36	Minutes Board of Directors meetings, dated January 8, January 22, February 12, February 19, March 5, March 19, April 2, April 16, May 14, and June 25, 2002
5.37
Minutes Management meetings, dated August 5, July 29, July 22, July 8, July 15, June 24, June 4, May 28, May 21, May 13, May 6, April 22, April 15, March 25, March 4, March 18, February 25, February 4, February 11, February 18, January 28, January 21, January 7, and January 14, 2002
5.38	Minutes of the meetings of the Supervisory Board, dated November 29, 2000, May 21, 2001, October 2, 2001, December 12, 2001 and March 27, 2002
5.39	Contract Buma Stemra of November 19, 2001 and mechanical rights deed of November 20, 2001
5.40	Copy invoices Buma regarding computer networks of March up to and including August 2002

5.41	Draft deed of incorporation Stichting Samenwerkende Commerciele Radio stations, dated July 8, 2002
5.42	Agreement regarding distribution of radio programs between the VCR and VECAI of February 2002
5.43	Agreement N.V. Multikabel regarding the distribution of the radio program Noordzee FM, dated July 29, 2002
5.44	Barter-agreement Lycos, dated July 29, 2002
5.45	Barter-agreement Cavallino Promotions, dated January 24, 2002
5.46	Barter-agreement De Hotelwaardecheque Nederland BV, dated July 1, 2002 (confirmed via e-mail)
5.47	Barter-agreement Discovery Network Benelux, dated December 17, 2001
5.48	Overview cable costs Noordzee FM 2002 including copy invoices
5.49	Overview logo and wordmark registrations, dated August 22, 2002
5.50	Memo new strategy preliminary investigation, dated July 29, 2002
6	Financial/Commercial/Other
6.1	Annual Report 2000 Publimusic BV
6.2	Annual Report 2001 Publimusic BV including balance sheet specifications
6.3	Letter of Representation 2001, dated June 11, 2002
6.4	Publication balance sheet 2000 Publimusic BV, dated January 30, 2002
6.5	Declaration corporation tax 2000 and copy corporation tax return 2000, dated March 30, 2002
6.6	Declaration turnover tax Publimusic BV, period September 1, 2000 up to and including June 2002
6.7	Letter Tax Department Big Corporations Utrecht regarding the resigning from the turnover tax fiscal unit, dated September 18, 2000
6.8	Declaration income tax Publimusic BV, period January 1999 up to and including June 30, 2002
6.9	Declaration gaming tax Publimusic BV, period 1st quarter 1999 up to and including 1st quarter 2002
6.10	Overview current barter-agreements per July 31, 2002
6.11	Budget 2002 Publimusic including specifications
6.12	Internal reporting balance sheet and P&L account including specifications per June 30, 2002
6.13	Debtors overview per June 30 and August 8, 2002
6.14	Creditors overview per June 30 and August 8, 2002
6.15	Overview connections ledger regarding declarations turnover tax, income tax and social security premiums per December 31, 2001
6.16	Response questionnaire annual report 2001 of accountant Swart & Co, dated August 9, 2002 including various annexes

6.17	Response questionnaire balance sheet June 30, 2002 of accountant Swart & Co, dated August 9, 2002 including various annexes
6.18	Response questionnaire KPMG Meijburg & Co including annexes and our letter of August 20, 2002
6.19	Copy letter KPMG Meijburg & Co, dated October 5, 1999 regarding fiscal treatment SBS advertising time
6.20	Response information to be provided for the fiscal due diligence exercise Publimusic BV
6.21	Response overview documentation en information required for the legal due diligence exercise on Publimusic BV, dated August 7, 2002 legal due diligence exercise Publimusic BV, dated August 7, 2002
6.22	Response report of the meeting, dated August 15, 2002
6.23	Conversation report between Mr. Botman, Mr. Van Nieuwenhuizen, Mr. Zomer and Mr. Nanning, dated August 14, 2002 and our reaction, dated August 22, 2002

SCHEDULE 6

DISCLOSURE LETTER

To:	Talpa Management B.V. 's-Gravelandseweg 71 1217 EJ Hilversum

        Amsterdam, 22 October 2002

Dear Sirs,

        This letter is the Disclosure Letter referred to in clause 4 of the agreement (the "Agreement") about to be entered into between SBS Radio B.V. and Strengholt B.V. (together the "Sellers") and Talpa Management B.V. (the "Purchaser") relating to the sale to the Purchaser of all the issued share capital of Publimusic B.V. (the "Company"). Where the context so admits, expressions used in this letter have the same meaning as in the Agreement.

        We refer in particular to the Warranties contained in clause 4 of, and Schedule 2 "Representation and Warranties" to, the Agreement. The Representations and Warranties are qualified by the disclosures contained or referred to in this Disclosure Letter and the Sellers shall not be in breach of any of the Representations and Warranties in respect of matters disclosed in this Disclosure Letter. Where the material particulars of a matter are set out in this Disclosure Letter, full particulars of the matter and full contents of the documents are deemed to be disclosed as if set out in full in this Disclosure Letter, it being understood that the amounts mentioned in this Disclosure Letter are correct.

        Solely for convenience reasons, certain disclosures are set out against particular paragraphs of Schedule 2 "Representations and Warranties" to the Agreement but any matter, whether disclosed generally or by reference to a particular paragraph number of that Schedule, is disclosed for the purposes of all the warranties, which will be qualified accordingly.

        The following specific matters are disclosed.

1.6
The Company has entered into a cooperation agreement with Body & Mind.

2.5
The shareholders have resolved to make a distribution out of the share premium reserve of an amount of Euro 1,431,000 on 28 June 2002.

3
The claim on the Ministry of Transport, Public Works and Water Management (Ministerie van Verkeer en Waterstaat) of Euro 136,100 has been written of.

  The Advertising Time is accounted for in the Annual Accounts as share premium reserve. The used Advertising Time is charged to the profit and loss accounts of the Company on a yearly basis.

  The provision in the Annual Accounts made for the premium relating to the pensions is not sufficient and should be increased with Euro 30,453.

  The provision in the Annual Accounts made for legal expenses is not sufficient and should be increased with Euro 19,700 relating to legal expenses to be paid to De Brauw Blackstone.

  The provision in the Annual Accounts made for bonuses to be paid to media parties is not sufficient. An additional amount of Euro 16,256 should have been reserved. In the meanwhile an amount of Euro 11,624 was charged to an amount received of BMG in the year 2002 but relating to the year 2001. Consequently, an amount of Euro 4,632 is not provided for.

9
The Company has a savings plan (spaarloonregeling). The Company does not have a bonus scheme as such. The bonus is provided for in each individual employment agreement and is therefore different for each individual employee.

10
The Company currently does not have an agreement with Buma. The Company and Buma entered into an agreement on 19 November 2001. This agreement related to payments to be made for the years 2000 and 2001 and ended on 31 December 2001. The Company and Buma are still negotiating a new contract, which negotiations are performed by VCR on behalf of the Company. The Company still performs its obligations set out in the agreement of 19 November 2001 and pays its fees to Buma on the basis of that agreement.

  The Company has entered into an agreement with Stemra pursuant to which it has to delete any music saved on hard disks within 28 days after the Company has copied the music to the hard disk. The Company does not fulfil this obligation.

  Annex 2 contains an overview of the intellectual property rights of the Company and the status of these intellectual property rights.

11
The Company is involved in various legal proceedings relating to its broadcasting licence and the distribution of broadcasting licences in the future.

        Kindly acknowledge receipt of and agreement with this letter and all the documents set out in the annexed Disclosure Documents by signing and returning to us the enclosed copy of this letter.

Yours faithfully,

\s\ Mark P. Nanning Strengholt B.V.	\s\ Erik T. Moe SBS Radio B.V.
By: Mark P. Nanning	By: Erik T. Moe

We acknowledge receipt of this Disclosure Letter:

\s\ A. Swart Talpa Management B.V.
By: A. Swart

Schedule 5

        Datum: 17-10-2002

Publimusic B.V. Employees per 31 August 2002

Naam	Geb.datum	Bruto Maandsalaris In €	Bruto Jaarsalaris In €	PT%
Banks C.	12-03-1971	3.289,91	42.637,23	100%
Bremmert J.J.	08-09-1965	2.132,77	27.640,70	100%
Claassens D.G.C.	01-08-1981	1.474,79	19.113,28	100%
Ekeren M.M.M.T.J. van	21-07-1969	2.228,06	28.875,66	100%
Ester R.	15-10-1971	2.495,79	32.345,44	100%
Geus T.E. de	05-06-1964	4.610,41	59.750,91	100%
Haak M.R.	22-03-1971	1.663,56	21.559,74	100%
Haan M. de	25-05-1969	2.087,39	27.052,57	100%
Jacobs T.D.	01-01-1973	2.723,59	35.297,73	100%
Jansen R.C.	10-01-1969	2.178,15	28.228,82	100%
Josiassen A.G.A.	21-03-1968	2.635,10	34.150,90	100%
Kombrink E.	02-11-1976	1.747,05	22.641,77	100%
Loon E.J.F. van	07-05-1968	2.178,15	28.228,82	100%
Lups V.M.B.M.	11-10-1967	2.382,35	30.875,26	100%
Mourillon D.E.J.	23-03-1972	2.197,20	28.475,71	100%
Nikkels J.T.A.	24-07-1949	2.904,19	37.638,30	100%
Rappoldt C.	02-05-1973	2.382,35	30.875,26	100%
Reusken H.J.	04-12-1971	2.775,77	35.973,98	100%
Schaapherder M.	22-11-1972	2.290,68	29.687,21	100%
Schreurs N.	14-06-1976	2.082,85	26.993,74	90%
Sluis A.L. van	30-05-1971	3.471,42	44.989,60	100%
Smid T.	08-06-1971	3.804,95	49.312,15	100%
Smulders D.J.P.L.	01-03-1975	2.798,01	36.262,21	100%
Snijders P.J.A.	01-09-1974	1.804,68	23.388,65	100%
Vries J.O. de	11-08-1977	1.474,78	19.113,15	100%
Vries R. de	23-12-1964	3.368,41	43.654,59	100%
Weber M.M.P.	25-05-1964	4.466,04	57.879,88	100%
Zomer R.N.	13-11-1966	5.525,20	71.606,59	100%
Freelance contracten:
Geert L.E.J. van Kimmel J.M. Pablo Syndicate B.V. (Sylvana Simons) Putten W.J.E. van

Schedule 4

[SBS BROADCASTING B.V. LETTERHEAD]

Talpa Management B.V.
Attn. John de Mol
Burgemeester A. Colijnweg 2
1182 AL AMSTERDAM

Amsterdam, October 21, 2002

Re: provision of advertising time to Publimusic B.V.

Dear Sir,

        We confirm that SBS Broadcasting B.V. will provide advertising time to Publimusic on its televisions stations SBS 6, NET 5 and V8, either on the basis of the existing agreement between Strengholt B.V. and SBS Broadcasting B.V. or on the basis of the share purchase agreement pursuant to which agreement Talpa Management B.V. acquired the entire outstanding share capital in Publimusic B.V. (the "Share Purchase Agreement").

        Publimusic B.V. is entitled to advertising time having an aggregate gross value of USD 901.465,- per 15 October 2002 until 31 December 2002 pursuant to the existing agreement, whereby unused advertising time shall lapse. Pursuant to clause 9 of the Share Purchase Agreement Publimusic B.V. shall be entitled to additional advertising time having an aggregate gross value of Euro 1,815,000 to be used before 31 December 2004, where unused advertising time shall lapse.

        It is understood that all advertising time will be made available on the basis of the following terms and conditions:

  •
  The advertising time may only be used for advertising campaigns promoting the radio station which is exploited by Publimusic B.V. and which is currently known as "Noordzee FM". You may neither resell, trade in any way whatsoever nor otherwise make the advertising time available to third parties nor use the advertising for your other activities and/or (legal) entities. The advertising time may also not be used for joint promotion and/or joint advertising activities between Noordzee FM and other advertisers.

  •
  The advertising time will be made available to Publimusic B.V. on a monthly basis on its written request. The provision of requested advertising time is subject to commercial availability on a run by station basis.

  •
  Advertising campaigns will be placed and calculated at the then current ratecard prices. Any sales promotions and/or other discounts will not be applicable.

  •
  In the event Publimusic B.V. and/or the Purchaser will make use of the services of an media buying company and/or advertising agency, the costs thereof will be for its own account.

Best regards,

\s\ Andre Kreuzen SBS Broadcasting B.V. By: Mr A.H.T. Kreuzen

For acceptance:

\s\ A. Swart Talpa Management B.V. By: Mr. A. Swart

For and on

SCHEDULE 3

TRANSFER OF SHARES
in the capital of:
Publimusic B.V.
Dated October 22nd, 2002.

TRANSFER OF SHARES	AS/694265/19253.lve
PUBLIMUSIC B.V.	18-10-2002
1

        Today, the twenty-second of October two thousand and two, appeared before me, Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam:

1.
Erik Tanner Moe, residing at 228 Haverstock Hill, Flat 1, London, NW32AE, United Kingdom, born on the sixth day of June nineteen hundred and fifty-eight in Denver, Colorado, not married nor registered partner, holder of a New York State drivers license with number 164 855041, acting as attorney-in-fact of Alphonsus Martinus van Westerloo, residing at 1145 PR Katwoude, Hoogedijk 50, born on the twenty-sixth day of February nineteen hundred and forty-six in Amsterdam, holder of a Dutch passport with number N18014490, in the present matter acting as member of the Management Board of the company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) SBS Radio B.V., having its seat in Amsterdam, its address at 1018 DD Amsterdam, Plantage Middenlaan 14, registered at the Trade Register under number 34157653, ("SBS");

2.
Marc Paul Nanning, residing at 3749 AB Lage Vuursche, Hogevuurseweg 5, born on the twenty-ninth day of September nineteen hundred and sixty in the Hague, not married nor registered partner, holder of a Dutch drivers license with number 3201432265, acting as attorney-in-fact of August Anthony Jansen, residing at 1231 KW Loosdrecht, Nieuw-Loosdrechtsedijk 259, born on the twelfth day of May nineteen hundred and thirty-four in Amsterdam, holder of a Dutch passport with number N94797720, in the present matter acting as member of the Management Board of the company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Strengholt B.V., having its seat in Naarden, its address at 1411 KC Naarden, Flevolaan 41, registered at the Trade Register under number 32026111, which company is acting:

  a.
  on its own behalf;

      ("Strengholt");

  b.
  in its capacity as member of the Management Board of the company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Publimusic B.V., having its seat in Naarden, its address at 1411 KC Naarden, Flevolaan 41, registered at the Trade Register under number 32039594, with number B.V. 286661, (the "Company");

        (SBS and Strengholt hereinafter to be referred to as the "Transferors";)

3.
Adriaan Swart, residing at 1181 NP Amstelveen, Mr. Bardeslaan 1, born on the fourth day of October nineteen hundred and fifty-six in Amsterdam, married, holder of a Dutch drivers license with number 079600219, in the present matter acting as member of the Management Board of the company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Talpa Management B.V., having its seat in Hilversum, its address at 1182 AL Amstelveen, Burgemeester Colijnweg 2, registered at the Trade Register under number 32083875, with number B.V. 1145785, ("Transferee").

14.14 POWERS OF ATTORNEY

        The above mentioned powers of attorney are evidenced by two (2) private deeds, which will be attached to this deed.

        The appearing persons declared:

Title, shares

        The Transferors and the Transferee have entered into that certain purchase agreement (the "Agreement"), with respect to all seventy (70) ordinary paid up shares in the capital of the Company, each with a par value of two hundred fifty euro (EUR 250.-), numbered 1 to 70 inclusive, (the "Shares").

        Pursuant to the Agreement, the Transferors shall transfer the Shares to the Transferee.

Preceding acquisition

        SBS acquired the shares, numbered 1 to 36 inclusive, (the "SBS Shares") by transfer pursuant to a contribution agreement, by deed executed on the twelfth day of June two thousand and one before J.B. de Snaijer, civil-law notary in Amsterdam.

        This transfer was acknowledged by the Company in the deed mentioned above.

        Strengholt acquired the shares, numbered 37 to 69 inclusive, (the "Strengholt Shares") upon incorporation of the Company by deed signed on the twenty-sixth day of April nineteen hundred and eighty-five before G.H.W. de Jongh, at that time civil-law notary in Hilversum.

        Pursuant to the shareholders' register of the Company, Strengholt has acquired the share, numbered 70, as a result of purchase.

        Neither Strengholt nor the Company can produce the deed by which this transfer occurred.

        Considering that the transfer has occurred prior to the first day of January nineteen hundred and ninety-three and that five years have passed since the transfer, during which period the Company has considered the transfer to be valid, no appeal can be made as to a possible defect in the transfer concerned.

        Upon incorporation the nominal value of each share of the Strengholt Shares was five hundred Dutch guilders (NLG 500.-).

        By deed of amendment to the articles of association signed on the twentieth day of April two thousand before J.B. de Snaijer, civil law notary in Amsterdam, the nominal value of each share of the Strengholt Shares was converted from five hundred Dutch guilders (NLG 500.-) into two hundred fifty euro (EUR 250.-).

Transfer

        Pursuant to the Agreement SBS hereby transfers the SBS Shares and Strengholt hereby transfers the Strengholt Shares to the Transferee, who hereby accepts the SBS Shares from SBS and the Strengholt Shares from Strengholt.

        The transfer is subject to the following conditions:

14.15 ACCOUNT AND RISK

Article 1.

        The Shares and all rights attached thereto including any distributions made by the Company on the Shares will as from today be for the benefit of the Transferee.

Dissolution, conditions subsequent and precedent

Article 2.

        The Transferors and the Transferee waive the right to request the dissolution of the Agreement.

        The Transferors and the Transferee have not agreed on any conditions subsequent (ontbindende voorwaarden) or precedent (opschortende voorwaarden).

Payment purchase price

        The total purchase price amounts to twenty million four hundred twenty thousand one hundred ten euro (EUR 20,420,110.-).

        The Transferors have received the purchase price by payment on a third party account with Stibbe Derdengelden Notariaat, for which the Transferee is granted acquittance.

Provisions restricting free transferability

        The Transferors are jointly holders of all issued shares in the capital of the Company and waive their rights under the right of first refusal as referred to in the articles of association.

Nachgründung

        During the period beginning on the day one year before the incorporation of the Transferee up to the date of the agreement concluded in the present deed, the Shares did not belong to the incorporator or shareholder of the Transferee, so that the provisions of article 2:204c Dutch Civil Code in respect of the agreement concluded in the present deed do not apply, although the agreement between the parties was entered into before two years have passed since the registration of the Transferee with the Trade Register.

Acknowledgement

        The Company declared that it acknowledges the transfer of the Shares and that it will make the appropriate entry in the shareholders' register.

        This deed was executed today in Amsterdam.

        The substance of this deed was stated and explained to the appearing persons.

        The appearing persons declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

        Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing persons and myself, civil-law notary, at one hour ante meridiem.

        (Signed): E.T. Moe, M.P. Nanning, A. Swart, Paul Quist.

Schedule 2

Completion Agenda

No.	Subject	Actions/Documents required	Responsibility	Comments/Status
1.	Schedule 9 listing the required intellectual property rights of the Company	To be delivered to A&O at the latest on Friday 18 October 2002	Stibbe	OK
2.	Schedule 5 listing the total number of employees employed by the Company, and the employees' monthly gross wages	To be delivered to Stibbe at the latest on Friday 18 October 2002	Strengholt/A&O	OK
3.	Schedule 7: Disclosure Letter	To be delivered to Stibbe at the latest on Friday 18 October 2002	A&O	OK
4.	Evidence of the authority of the persons executing the SPA on the Sellers' behalf	Copies of the relevant documents i.e. extract Chamber of Commerce (uittreksel Kamer van Koophandle) dated on Completion Date to be provided to Stibbe on Completion Date before the signing of the SPA	A&O	SBS Broadcasting
5.	Evidence of the authority of the persons executing the SPA on the Purchaser's behalf	Copies of the relevant documents i.e. extract Chamber of Commerce (uittreksel Kamer van Koophandle) dated on Completion Date to be provided to A&O on Completion Date before the signing of the SPA	Stibbe	OK

6.	Resignation Supervisory Board	Eight resignation letters signed by the eight members of the supervisory board of the Company, to be provided by the Sellers to the Purchaser	A&O	To be delivered to the Purchaser within seven (7) days after the Completion Date pursuant to clause 3.3 of the SPA
7.		Signing of the SPA	Stibbe	By A.M. van Westerloo, A.A. Jansen and A. Swart
		Transfer of an amount equal to the Purchase Price to the bank account of Stibbe derdengelden Notariaat	Talpa Capital	OK
		Confirmation of receipt of the amount equal to the Purchase Price to the Sellers	Stibbe
		Execution of deed of transfer of the shares, including the appointment of the new board and supervisory board of the Company	Stibbe
		Delivery of the up to date shareholders' register of the Company to the Purchaser	A&O
		Transfer of the amount equal to the Purchase Price from the bank account of Stibbe derdengelden Notariaat to the Sellers	Stibbe

SCHEDULE 1

Representations and Warranties

        Each of the Sellers represents and warrants subject to the disclosures made in the Disclosure Letter:

1.     CORPORATE STANDING

1.1
The Company is duly organised and validly existing private company with limited, liability and is duly incorporated by deed of 26 April 1985.

1.2
The articles of association of the Company referred to on the Data Room Index (Schedule 8) as item 5.26 are their articles of asociation as currently in force. Since 20 April 2000, no resolution has been adopted or proposal made to amend the articles of association.

1.3
The Company has not been declared bankrupt, no action or request is pending to declare the Company bankrupt, nor has the Company filed for or been granted a (provisional) moratorium of payment ("surséance van betaling"). No resolution to dissolve or liquidate the Company has been adopted and there is no action or request pending to accomplish such a dissolution or liquidation. The Company is not a party to any merger or division as referred to in article 2:309 and article 2:334a of the Dutch Civil Code.

1.4
The Company is duly registered in the Commercial Register of the appropriate Chamber of Commerce in the Netherlands in accordance with the Dutch Commercial Registers Act 1996 (handelsregisterwet 1996), as far as applicable, and the extract of the Dutch Chamber of Commerce with respect to the Company referred to on the Data Room Index (Schedule 8) as item 5.27, correctly represents the information with respect to the Company.

1.5
The Company has no subsidiaries and no participants. The Company is not a party in any joint-venture or partnership.

2.     CAPITAL SHARES

2.1
The Shares have been legally issued and paid in full. The Shares form hundred (100) percent of the total issued and outstanding shares of the Company. SBS Radio B.V. is the legal and beneficial owner of 36 shares of the Company and all such shares are free and clear of Encumbrances. Strengholt B.V. is the legal and beneficial owner of 34 shares of the Company and all such shares are free and clear of Encumbrances. Each of the Sellers is without restriction entitled to sell and transfer title of its shares to the Purchaser.

2.2
The shareholders register of the Company is correct and up-to-date and contains all information which should be entered into the shareholders register as required by law and by the articles of asociation of the Company.

2.3
The Shares are not subject to any option right, claim or other right of action or any contractual obligation or understanding other than as set forth in the Agreement.

2.4
No depositary receipts representing the Shares have been issued. No resolutions have been adopted nor has any proposal been made with respect to the conversion or further issuance of shares or negotiable instruments in the Company. The Company has not granted any options regarding the conversion of further issuance of shares or negotiable instruments and the Company has not entered into any obligation with regard to any such option.

2.5
No decisions have been adopted through not yet executed with regard to withdrawal of and/or repayment on the shares nor has there been any repayment on the share capital since 1 January 2002.

2.6
No one other than shareholders of the Company as such has any right to payment of profits, reserves and/or the balance left upon the liquidation or winding-up of the Company.

3.     ANNUAL ACCOUNTS

3.1
The Annual Accounts of the Company (i) comply with the requirements of all relevant legal provisions and with Dutch GAAP in the Netherlands, (ii) are true and accurate in all material respects, (iii) give a true and fair view of and properly reflect the financial position of the Company at 31 December 2001, and (iv) have been prepared on a basis consistent with the principles applied in the previous five (5) years.

3.2
The Company has full legal and beneficial title to all assets shown in the Annual Accounts except for such fixed assets that have been spent or used up or sold in the Ordinary Course of Business since 31 December 2001. The assets included in the Annual Accounts are existing and collectively comprise all of the assets necessary for the proper continuation of the Ordinary Course of Business, except for the fixed assets referred to in the previous sentence. Claims on third parties (which have not yet been collected), for which provision was made in the Annual Accounts are fully collectable in accordance with the instalments and other conditions agreed by the Company and these third parties, unless a provision has been incorporated in Annual Accounts with regard to the uncollectability.

3.3
As at 31 December 2001 there were no liabilities of the Company of any kind, other than provided for in the Annual Accounts. At 31 December 2001 there existed no condition, situation or set of circumstances which would reasonably be expected to result in such liability.

3.4
In particular, the Annual Accounts:

(i)
make proper provision for all liabilities and capital commitments, whether actual, contingent or otherwise, of the Company outstanding at 31 December 2001;

(ii)
make full provision for any back service liability of the Company in regard to pension entitlements of any employee of the Company at the Accounts Date;

(iii)
make full provision for all employees' entitlements to bonus payments.

3.5
The Annual Accounts do not contain any unusual and/or non-recurring items, unless explicitly stated otherwise.

4.     TAXATION

4.1
All Taxation for which the Company is or may become liabile in respect of any period, up to and including the Completion Date, has been duly and timely paid, or to the extent that any Taxation is due but not yet paid, fully provided for in the Annual Accounts. With respect to all such Taxation assessed and paid, no further payments or penalties are or will become due, save to the extent provided for in the Annual Accounts. All amounts due for payment to the relevant authorities in respect of (i) value added tax on goods sold and services rendered in respect of any period up to and including the Completion Date, (ii) wage tax to be withheld in respect of any period up to and including the Completion Date, and (iii) social security contributions (both employers and employees) due in respect of employees of the Company in respect of any period up to and including the Completion Date, have been fully paid or withheld.

4.2
All notices, computations and returns which ought to have been made or filed before Completion, have been properly and duly submitted by the Company to the relevant Taxation authorities and all information, statements, disclosures, notices, computations, accounts, reports and returns submitted to such authorities were when made and remain true and accurate and are not the subject of any material dispute. All records which the Comapny is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the Company, have been duly kept and are available for inspection at the premises of the Company.

4.3
The Company has not at any time asked for any extensions of time for the filing of any Tax returns or other documents relating to Taxation or for the assessment or payment of any Taxation, other than in the Ordinary Course of Business.

4.4
All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Annual Accounts have been duly made.

4.5
The amount of Taxation chargeable on the Company during the statutory limitation period has not been affected to any material extent by any concession, arrangement, agreement or other formal or informal arrangement with any Taxation authority (not being a concession, agreement or arrangement available to companies generally).

4.6
The Company has not within the last five (5) years paid or become liable to pay any interest, penalties, surcharge or fine relating to Taxation. There are to Sellers' best knowledge no circumstances by reason of which it is likely that the Company will become liable to pay such interest, penalty, surcharge or fine in the near future.

4.7
The Company has not within the past twelve (12) months, nor currently, been subject to any investigation, audit or other review by any Taxation or exercise authority. To Sellers' best knowledge there are now circumstances by reason of which it is likely that such investigation, audit or review will take place.

4.8
There are no notices of Taxation deficiences or litigation relating to Taxation affecting the Company. The Company is not involved in any dispute (including but not limited to court cases).

4.9
With respect to the assessment or payment of Taxation, no special agreements, rulings or compromises have been entered into by the Company with the Taxation authorities.

4.10
The Company has made all deductions in respect of any wage payment relating to the period up to the Completion Date from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

4.11
Except as provided in the Annual Accounts, the Company is not and will not be under any obligation to make any payment in respect of any period ending on or before the Completion Date under any tax sharing mechanism based on the fiscal unity ("fiscale eenheid") concept. The Company is not and will not become liable to Taxation, either relating to the split of a fiscal unity or otherwise, with respect to the period that the Company was included in a fiscal unity or otherwise, with respect to the period that the Company was included in a fiscal unity with any other company owned or controlled by the Sellers.

4.12
The Company is nor will become liable to Taxation in respect of any period up to the Completion Date, chargeable primarily on any other person, body of persons, entity or company, including any liability towards social security authorities or Taxation authorities with respect to service agreements ("inleenovereenkomsten") between the Company as client ("opdrachtgever") and any other temporary employment agency as supplier or flex workers.

4.13
The Taxation authorities have and will accept the full tax deductability of the USD 5,000,000 SBS advertising time barter under the informal capital contribution doctrine.

4.14
The Company has not claimed or has not been granted exemptions from Taxation in connection with reorginsations or mergers during the current financial year of the previous five (5) financial years.

5.     AGREEMENTS

5.1
The Company is not party to any agreement which allows for the termination or alteration of that agreement or the acceleration of the performance of the obligation thereunder in the event of a change in the direct or indirect control of the Company.

5.2
The Agreement and/or the performance of the obligations resulting therefrom is not contrary to any agreement entered into by the Sellers or the Company and has no consequences with respect to any other commitment of the Company.

5.3
As per Completion Date, there are no (intercompany) debts between the Sellers and the Company.

5.4
The Company has not issued or given any guarantees, surity ship, letters of comfort or any (other) personal or collateral security whatsoever in favour of third parties, nor has the Company undertaken joint and several liability other than in the Ordinary Course of Business.

5.5
There is to the Sellers' best knowledge no party to any agreement with the Company that is in default thereunder in such a manner that the financial or commercial position of the Company may be materially adversely affected thereby and to the Sellers' best knowledge no circumstances exist that could lead to such a result.

5.6
The Company is not in breach of any of its obligations under any of the agreements whereto it is party in such a manner that the financial or commercial position of the Company may be materally adversly affected thereby.

5.7
The Company has concluded no loan agreement (either as a lender or as a borrower) nor has it obtained any credit facility.

6.     ORDINARY COURSE OF BUSINESS

6.1
The Company operates as an independent and self-supporting entity. Except for the activities and services that are provided by Strengholt B.V. pursuant to the Service Agreement between Strengholt B.V. and the Company, which is in force from 1 January 2000 and will terminate on 1 March 2003, there are no activities and services provided by the Sellers that are necessary for the carrying out of the Company's business.

7.     ORDINARY COURSE OF BUSINESS SINCE THE ACCOUNTING DATE

7.1
Since 31 December 2001 the Company has conducted its business in a normal and proper manner and has not been burdened with liabilities or obligations other than those arising from the Ordinary Course of Business.

7.2
Since 31 December 2001 the Company has not:

•
made any change in the contractual conditions of any of the contracts to which the Company is a party that has or is likely to have a material adverse effect;

•
made any amendment of the terms of employment, other than in the Ordinary Course of Business;

•
made any any borrowings, payments or drawings under any bank account or credit facility;

•
made any lending of funds to any party;

•
made any appointment of any individual or legal entity as (managing) director of the Company or granted any authorisation to any party to represent or bind the Company;

  •
  made any amendment of the articles of association of the Company or passed any shareholders' resolutions, except for the shareholders' resolution relating to the distribution out of the share premium reserve;

  •
  entered into any intercompany obligations;

  •
  made or entered into any acquisition, disposal, assignment, lease or Encumbrance of any material asset of the Company;

  •
  entered into any agreement, arrangement or commitment which is not at arm's length;

  •
  made payment of dividends or similar payments, except for the share premium payment of EUR 1,413,000, mentioned in article 8.2 of the Agreement

8.     COMPLIANCE WITH LAW

8.1
The business of the Company is and to Sellers' best knowledge has always been conducted in accordance with (i) all applicable laws and regulations, including but not limited to competition laws, and (ii) (mandatory) rules or requirements of any government intuition or any other authority. The Company has complied with and discharged all obligations to which it is subject whether arising under the law or under the Company's articles of association.

8.2
The Company has obtained all licenses, exemptions, authorities and approvals which are necessary to conduct its business. These licenses, exemptions, authorities and approvals are in full force and effect. Neither of the Sellers has knowledge that they will be modified in any way, except for the knowledge of the uncertainty with respect to the Company's broadcasting license.

8.3
The Company has not with respect to its activities received notice, summons or an official request of any kind from the Netherlands Competition Authority (Nederlandse Mededingingsautorieit). Neither of the Sellers has knowledge that such notice, summon or request will be received by the Company.

8.4
The Company currently complies with the format obligation (Formatverplichting) imposed on the Company by the Dutch Agency of Media (Commissariaat voor de Media).

9.     EMPLOYEES

9.1
Schedule 6 to the Agreement lists:

(i)
the total number of employees employed by the Company;

(ii)
the employees' monthly gross wages.

9.2
The Company has duly performed all of its obligations vis-à-vis, any employee, any social security authority, and arising from the law or employment contract.

9.3
Since 1 January 2001 the terms of employment of the employees have not changed, other than the Ordinary Course of Business and consistent with past practice.

9.4
There is no option scheme, profit sharing scheme, savings plan or collective insurance scheme in relation to employees, except for the bonus scheme and the savings plan for the benefit of the employees mentioned in Annex 1.

9.5
No employee will be entitled by reason of the transaction contemplated by the Agreement to any one-off payment, bonus or commission or to terminate his employment other than on normal terms.

9.6
All obligations the Company has an/or had to fulfil with respect to pension obligations, including but not limited to "back service"-obligations, early retirement schemes (VUT Regelingen) and disability agreements (WAO) have been fully discharged (paid) by the Company or have been adequately provided for in the Annual Accounts.

10.   INTELLECTUAL PROPERTY RIGHTS

10.1
All intellectual property rights (whether registered or not) which have been or are being used in or in relation to, or which is necessary for the Ordinary Course of Business are:

•
legally owned by the Company or lawfully used with the consent of the owner under a licence;

•
valid and enforceable;

•
not being infringed, attacked or opposed by any person;

•
not subject to any encumbrance or any license or authority in favour of another party.

10.2
Annex 2 contains an overview of all registered intellectual property rights owned by the Company, which is in all material respects correct and up to date and indicates the appropriate rights owner. All renewal fees and steps required for their maintenance and protections have been paid and taken.

10.3
To the Sellers' best knowledge the Company does not infringe upon or violate any intellectual property rights of any third party in the conduct of its business.

10.4
The Company has at all times complied with its contractual obligations towards Buma, Stemra and Sena.

11.   LITIGATION

11.1
The Company is not involved in any civil, criminal or arbitration proceedings, or any other action from which damages or losses for the Company could arise; no such proceedings are pending or to Sellers' best knowledge threatened against the Company and there are to Sellers' best knowledge no facts likely to give rise to any such proceedings actual, pending or threatened against the Company other than the proceedings related to the licence of the Company.

12.   DISCLOSURE

12.1
All information and facts that are material as to the condition (financial or otherwise), assets, liabilities, earnings, business and affairs of the Company, have been disclosed to the Purchaser.

12.2
All information contained in Schedules to the Agreement is true and accurate in all material respects.

QuickLinks

  Exhibit 4.50
PURCHASE AGREEMENT RELATING TO THE SHARES IN PUBLIMUSIC B.V.
CONTENTS
  SCHEDULE 6
DISCLOSURE LETTER
  Schedule 5
Publimusic B.V. Employees per 31 August 2002
  Schedule 4
  SCHEDULE 3
  Schedule 2
  SCHEDULE 1